10.1 Note with Wibeke Albrecht for a total of $52,862, dated August 9, 2006

PROMISSORY NOTE AND AGREEMENT

For value received, Isdera, North America, Inc., a New York Corporation, also referred to as Maker, promises to pay to the order of Wibeke Albrecht, her successors and assigns, hereafter referred to as Holder, the sum of FIFTY TWO THOUSAND EIGHT HUNDRED SIXTY-TWO DOLLARS and no cents ($52,862). This note carries an interest rate of 5% per year and is payable on demand.

1.
Each maker, surety, guarantor and endorser of this Note waives all notices of dishonor, demands for payment, presentments for payment, notices of intention to accelerate maturity, protests an notices of protest with respect to this Note and each, every and all installments hereunder and agrees to all renewals, extensions or partial payments hereof, with or without notice and before or after maturity.

2.
The unpaid principal balance of their Note may be prepaid at any time in whole, or from time to time in part, without premium or penalty, provided that all accrued interest on the principal amount so prepaid is likewise paid.

3.
If this Note is placed in the hand of an attorney for collection or collected through probate, bankruptcy or other judicial proceedings, the holder hereof shall be entities to reasonable attorney’s fees for collection. The laws of the State of New York shall apply to this Note.

4.	This Note is freely assignable.

     /s/
Ruediger Albrecht
President
Isdera, North America, Inc.